QKL Stores Inc. Announces Third Quarter 2009 Financial Results

-- 3Q09 Revenues Increased 80.7% to $57.1 Million --
-- 3Q09 Gross Profit Increased 34.3% to $10.4 Million --
-- Quarterly Same Store Sales Increase 17.1% --
-- Company Opened One New Supermarket in 3Q09 --

Daqing, China, November 16, 2009 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeast China, today announced its financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Financial Results

Third quarter revenue increased 80.7% to $57.1 million compared to $31.6 million in the third quarter of 2008.  Retail sales revenue, which consists of revenue derived from 31 supermarkets, represented $55.8 million, or 97.7% of the quarter's total revenue, compared to $30.6 million, or 96.8% of revenue, in the prior year period.  The retail revenue was primarily driven by 12 new stores opened since July 2008 as well as the steady growth of the 19 retail stores that have been open for more than one year.

Third quarter sales from the 19 stores open at least one year as of July 1, 2009 increased 17.1% to $30.3 million during the third quarter of 2009 compared to $25.9 million in the third quarter of 2008.  $25.5 million was attributable to the 12 new stores opened since July 2008.  Other income, which primarily includes revenue from the Company's two department stores and from tenants within its supermarket retail locations, grew to $1.3 million in the third quarter of 2009, up 23.1% from $1.0 million in the prior year’s period.

Mr. Zhuangyi Wang, Chairman and CEO, said, "We are pleased that our business has experienced another solid quarter.  Our increase in total revenues was a result of opening 12 new stores over the course of the past year, including one in the third quarter, as well as a 17.1% sequential increase in same store sales for the nineteen stores that have been open over one year.  Our strong top line growth is attributable to our efforts to introduce new customers to our stores and keep existing customers returning on a regular basis.

During the third quarter, we opened one new supermarket in Tongjiang city, Heilongjiang province and temporarily closed one store in Daqing due to a renovation by the building’s landlord, which keeps our supermarket total at 31 stores. With a broad assortment of fresh food, grocery and non-food items, this store will provide the city’s residents with a unique and fresh alternative to other shopping outlets.

During the third quarter, we achieved a major milestone by listing the shares of QKL Stores on the Nasdaq stock market.  We believe this accomplishment can raise our visibility within the U.S. investment community and enhance our brand awareness in China.  This listing would not be possible without the hard work and dedication of the employees at our company.  We are pleased with our accomplishments this quarter and believe our growth initiatives will enhance our market position in China’s Northeast province.”

In the third quarter of 2009, gross profit increased 34.3% to $10.5 million from $7.8 million in the third quarter of 2008 due primarily to the increase in sales volume, which resulted from the opening of new stores and an increase in comparable store sales.   Gross margin decreased to 18.3% from 24.7% in the prior year’s period.   Third quarter gross margin results were in line with the Company’s expectations which assumes that gross margin will be in the range of 18%-20% over the next few quarters as additional new stores, which tend to be less profitable during their early months of operation, contribute to the financial performance and the Company augments its total number of product promotions in order to increase market share and long-term sales volume.

Operating income in the third quarter of 2009 decreased 4.1% to $3.1 million from $3.2 million in the prior year period, as a result of the decreased gross margin described above.  Selling expense increased to $6.3 million, or 11.1% of sales, compared to $3.9 million, or 12.5% of sales, in the prior year period.  This increase was due primarily to the increase of new labor cost, utilities, depreciation and rent due to new stores.  General and administrative expenses in the third quarter of 2009 increased to $1.1 million from $0.6 million in the prior year period primarily due to new employee payroll costs.

Net income in the third quarter of 2009 was $2.3 million, or $0.08 per diluted share, compared to $2.4 million, or $0.08 per diluted share, in the prior comparable period.

Balance Sheet and Cash Flow

As of September 30, 2009, the Company had $26.7 million of cash, compared to $21.3 million as of June 30, 2009 and $19.3 million as of December 31, 2008.  The Company had no bank loans as of September 30, 2009.

Net cash flow from operating activities was $8.1 million in the third quarter of 2009 compared to $4.0 million in the third quarter of 2008. Net cash flow used by investing activities was $1.1 million in the third quarter of 2009 compared to $0.7 million used in the third quarter of 2008. Net cash flow used by financing activities was negligible during the third quarter of 2009, as well as during the third quarter of 2008.

Retail Store Update

During the third quarter, the Company opened one new supermarket in Tongjiang county, Heilongjiang province. Tongjiang is a border city that enjoys active trade with Russia.  The Company’s Tongjiang store is the largest supermarket in the local area, supporting demand from an urban population of approximately 40,000 people and is located 800 kilometers from the Company’s headquarters in Daqing, China. The Tongjiang store opened its doors on September 30, 2009. The supermarket occupies approximately 3,967 sq. meters (42,711 square feet) of leased space and carries a wide variety of grocery, fresh food, and non-food product.  The company also temporarily closed its Xizhai store in Daqing due to a renovation by the building’s landlord.  The Company signed a new contract with the developer to reopen that store in the last quarter of 2010. There were 31 supermarkets at the end of the 2009 third quarter.

Mr. Zhuangyi Wang, Chairman and Chief Executive Officer of QKL Stores, continued, "For the remainder of the year, our plan is to open three additional supermarkets in northeastern China for a total of approximately 17,300 square meters of space. To support our growth, we plan to expand our distribution capabilities by opening a second distribution center in the fourth quarter of 2009 which will allow us to support our current and future stores in the region in the coming years.  There is a very large addressable market for our supermarket services in northeastern China’s tier 2 and 3 cities.  This is a region rich in natural resources with growing spending power.  We have a unique and compelling product offering, and our reputation for high quality foods and products is unparalleled in the region.  We are encouraged by our opportunities ahead as we position our business for long-term sustainable growth.”

2009 Nine Month Results

In the first nine months of 2009, total revenue increased 94.7% to $175.9 million from $90.3 million in the first nine months of 2008.  Gross profit increased to $32.8 million, or 18.6% of total revenue, from $21.3 million, or 23.5% of total revenue, in the prior year period.  Selling expense in the first nine months of 2009 was $18.4 million, compared to $10.3 million in the first nine months of 2008.  General and administrative expenses in the first nine months of 2009 increased 58.9% to $3.2 million from $2.0 million in the prior year period.  Operating income in the first nine months of 2009 increased 24.2% to $11.1 million from $9.0 million in the prior year period.  Net income in the first nine months of 2009 increased 78.2% to $8.3 million, or $0.28 per diluted share, from $4.7 million, or $0.15 per diluted share, in the prior comparable period.

Conference Call
The Company will conduct a conference call to discuss its third quarter 2009 results on Tuesday, November 17, 2009 at 8:30am ET. Listeners may access the call by dialing #1-877-941-4775 or 1-480-629-9760 for international callers.  To listen to the live webcast of the event, please go to http://www.viavid.net .. Listeners may access the call replay, which will be available through December 1, 2009, by dialing 1-800-406-7325 or 1-303-590-3030 for international callers; conference ID: 4184145.

About QKL Stores Inc.:
Based in Daqing, China, QKL Stores Inc. is a leading regional supermarket chain company operating in Northeast China. The Company sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarket stores, and department stores; the company also has its own distribution centers that service its supermarkets.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

Company Contact
QKL Stores Inc.
Diana Zhang & Crystal Chen
Tel: +86-459-460-7626
Web site: www.qklstoresinc.com

Investor Relations:
ICR, Inc.
Wei Jung Yang
Tel: +86-10-6599-7968

Bill Zima
Tel: 1-203-682-8200

(Financial Tables on Following Pages)

QKL STORES INC.

Condensed Balance Sheets

	September 30, 2009 (Unaudited)	December 31, 2008

ASSETS

Cash	$26,689,177	$19,285,021
Pledged deposits	181,693	293,149
Trade receivables	452,366	793,352
Other receivables	3,889,925	4,189,140
Prepaid expenses	2,111,601	1,862,591
Advances to suppliers	3,039,363	3,342,756
Inventories and consumables	15,614,718	14,544,341

Total current assets	51,978,843	44,310,350
Property, plant equipment, net	15,822,986	12,960,303
Intangible assets, net	757,770	776,259
Goodwill	19,222,986	18,878,823
Long-term prepayment	419,146	787,741

Total assets	$88,201,731	$77,713,476

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term bank loans	$-	$2,188,439
Accounts payable	24,580,735	21,283,818
Cash card and coupon liabilities	6,256,616	3,858,514
Deposits received	1,561,722	2,901,205
Accrued expenses	1,320,638	681,969
Other PRC taxes payable	178,993	203,443
Other payables	2,806,766	1,476,665
Income taxes payable	761,381	1,252,336

Total current liabilities	37,466,851	33,846,389

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value per share, authorized 100,000,000, shares, issued and outstanding 20,82,353 at September 30, 2009 and December 31, 2008	20,882	20,882
Series A convertible preferred stock, par value $0.01, 10,000,000 shares authorized, 9,117,647 shares issued and outstanding at September 30, 2009 and December, 2008	91,176	91,176
Additional paid-in capital	21,783,477	21,783,477
Statutory reserves	3,908,247	3,908,247
Retained earnings (accumulated deficit)	22,498,994	14,204,169
Accumulated other comprehensive income	2,432,104	3,859,136

Total stockholders’ equity	50,734,880	43,867,087

Total liabilities and stockholders’ equity	$88,201,731	$77,713,476

QKL STORES INC.

Unaudited Condensed Statements of Operations

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2009	2008	2009	2008
Net revenues
Direct sales	$55,790,251	$30,568,689	$172,301,378	$87,880,021
Other operating income	1,288,622	1,013,733	3,550,675	2,456,883

	57,078,873	31,582,422	175,852,053	90,336,904

Cost of inventories sold	46,607,907	23,788,325	143,096,587	69,080,122

Gross profit	10,470,966	7,794,097	32,755,466	21,256,782

Selling expenses	6,348,030	3,945,824	18,424,432	10,280,984

General and administrative expenses	1,051,608	647,002	3,217,258	2,025,131

Income from operation	3,071,328	3,201,271	11,113,776	8,950,667

Other expenses	-	-	-	1,976,470

Interest income	35,342	89,683	188,448	196,143

Interest expenses	4	41,533	20,800	170,675

Income before provision for income taxes	3,106,666	3,249,421	11,281,424	6,999,665

Provision for income taxes	829,840	824,344	2,986,599	2,343,631

Net income (loss) attributable to common stockholders	$2,276,826	$2,425,077	$8,294,825	$4,656,034

Weighted average number of shares outstanding
Basic	20,882,353	20,882,353	20,882,353	20,882,353
Diluted	30,000,000	31,127,457	30,000,000	30,753,466
Net income (loss) per share
Basic	$0.11	$0.12	$0.40	$0.22
Diluted	0.08	0.08	0.28	0.15

QKL STORES INC.

Unaudited Condensed Statements of Cash Flows

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,294,825	$4,656,034
Depreciation	1,869,122	1,300,368
Amortization	20,359	24,026
Loss on disposal of plant and equipment	51,040	37,295
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Accounts receivables	342,666	-
Other receivables	309,164	(3,199,657)
Inventories and consumables	(1,034,325)	(871,726)
Advances to suppliers	311,285	(482,372)
Prepaid expenses	(614,555)	(998,758)
Accounts payable	2,225,442	8,150,921
Cash card and coupon liabilities	2,387,021	1,036,247
Deposits received	(317,626)	（655,423)
Accruals	636,669	393,631
Other PRC taxes payable	(24,927)	69,085
Other payables	1,277,448	539,059
Income taxes payable	(493,640)	415,374

Net cash provided by (used in) operating activities	15,239,968	10,414,104

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of plant and equipment	(4,246,550)	(1,612,321)
Sales proceed of fixed assets	21,162	92,561
Payment of long term prepayments	-	(32,154)
Increase(Decrease) pledged deposits	111,456	(300,000)

Net cash provided by (used in) investing activities	(4,113,932)	(1,851,914)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series A convertible preferred stock	-	15,500,000
Repayment of bank loan	(2,192,178)	(2,857,608)

Net cash provided by financing activities	(2,192,178)	12,642,392

Net increase (decrease) in cash	8,933,858	21,204,582

Effect of foreign currency translation on and cash equivalents	(1,529,702)	1,261,970

Cash at beginning of period	19,285,021	10,742,064
Cash at end of period	$26,689,177	33,208,616

Supplemental disclosures of cash flow information:
Interest received	$188,448	196,143
Interest paid	20,800	170,675
Income taxes paid	$2,504,587	1,928,258